UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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VENTAS, INC.
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Dear Fellow Ventas Stockholder:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our 2018 Proxy Statement, which was filed on April 2, 2018. In particular, we, the members of Ventas’s fully independent Executive Compensation Committee, are requesting you vote “FOR” Proposal 3 – the annual advisory vote on the compensation paid to our Named Executive Officers (the “Say-on-Pay Proposal”).

We would like to thank those stockholders who met with us to discuss our compensation approach and preview our redesigned executive compensation program. As our Executive Compensation Committee Chair, Jay Gellert, shared with you in early 2017 and early 2018, and as we disclosed in our 2017 Proxy Statement, we made significant changes to our program in response to the candid feedback we received. From these invaluable discussions, we found that our transition to a new forward-looking long-term equity incentive (“LTI”) program was supported, well understood and positively received by Ventas stockholders.  Following implementation of the changes to our LTI program, we received support from over 95% of our stockholders with respect to our 2017 Say-on-Pay Proposal.

The purpose of this letter is to reinforce some of those items that we discussed and reiterate what prompted this redesigned LTI program. In response to our stockholders’ feedback, we implemented the following positive changes:

✓    designed equity awards to be earned at a higher or lower level (including zero) based on future performance rather than being granted following the achievement of specified backward-looking performance goals;

✓    eliminated single-trigger change in control vesting for all future equity award agreements;

✓    eliminated discretionary and qualitative components from our LTI program;

✓    extended time-based equity award vesting periods to three years;

✓    eliminated one-year performance periods and moved to three-year performance periods in our LTI program;

✓    increased the proportion of long-term equity awards that may be earned based on relative total shareholder return (“TSR”) metrics;

✓    eliminated annual grants of stock options;

✓    voluntarily adopted proxy access; and

✓    increased our CEO’s minimum stock ownership guidelines from 5x to 6x.

Ventas’s Transition Grant is One-Time

and will not be Reflected in Subsequent Years

As discussed with many of you in early 2017 and early 2018, and reported in our 2017 Proxy Statement, we made a one-time grant in 2017 of transition equity awards to our executives to bridge the transition from a backward-looking to a forward-looking long-term equity incentive approach and make up for an actual loss in compensation opportunity for our executives which would have occurred had we not bridged the gap. The Executive Compensation Committee believes that Ventas has struck the ideal balance of equity awards intended to promote the long-term retention and commitment of our historically stable management team during this time of significant changes to our executive compensation program.

Our recurring CEO compensation is substantially lower than reflected in the 2017 Summary Compensation Table in our 2018 Proxy Statement because SEC rules require us to report all equity grants made in 2017, including the final 2016 “backward-looking” equity grant, the first 2017 “forward-looking” equity grant and the non-recurring transition equity awards. For 2017, target CEO total direct compensation was $11.3 million on a recurring, normalized basis, as compared to $25.3 million reported in the 2017 Summary Compensation Table in accordance with SEC methodology.

Retentive Impact of 2017 Transition Equity Awards

Under our prior framework, awards vested in three installments, with one-third vesting on the date of grant (which followed the performance period) and the first and second anniversaries thereafter.

Under the new LTI program design, no performance-based award will vest until the third anniversary of grant. Accordingly, vesting realization will be significantly curtailed in 2018 and 2019 as the awards under the former design run off, and the transition awards are designed to vest on a schedule that replicates what would have applied under the old program, but at values below those that would have applied. In fact, these transition awards represent approximately 50% of the foregone value but offer upside for executives who remain throughout the transition.

Ventas’s Leading TSR Among the

Top Three Large-Cap Diversified Healthcare REITs

Our compensation decisions in 2017 again reflected strong alignment between pay and performance.

Our TSR for the one-year period ended December 31, 2017 placed us first among the three large-cap diversified healthcare REITs for the period. In addition, we were the only large-cap diversified healthcare REIT to achieve year-over-year normalized FFO per share growth in 2017, finishing at $4.16 per share.

Although our 2017 total shareholder return was below our historical average, our above-target payouts in each of the past three years were supported by financial goal achievement that has contributed to exemplary relative shareholder returns, as described in the table below.

2015	2016	2017

•    For the one-year period ended December 31, 2015, our TSR placed us first among the three large-cap diversified healthcare REITs

•    Increased our regular quarterly dividend by 12% on a combined Company and CCP basis following the spin-off

•    Delivered 16% TSR in 2016, outperforming the healthcare REIT indices

•    TSR placed us in the top quartile among our broader peer group for the one-year period ended December 31, 2016

•    Increased our dividend by 6% in the fourth quarter of 2016

•    TSR ranked first of the large-cap diversified healthcare REITs for the one-, three-, five- and 10-year periods ended December 31, 2017 (and since 2000)

•    Increased our dividend by 2% in the fourth quarter of 2017

For the period from January 1, 2000 through December 31, 2017 under our CEO’s tenure, we delivered compound annual TSR growth of 24%, significantly outperforming our peers, the S&P 500 Index and the MSCI REIT Index.

The past year has been a challenging environment for REITs generally and healthcare REITs even more so, but it should not cause us to lose sight of our management team’s exceptional track record over a long period of time and the fact that it is stewarding us through the challenges with strong performance relative to peers.

The Ventas Board and management team are focused on returning operational and financial performance to historical levels and have taken strategic and financial actions to position our portfolio to readily capitalize on attractive opportunities as they emerge.

We take seriously our commitment to pay-for-performance and strongly believe our executive compensation program is in the best interests of Ventas’s stockholders. Please continue to support the Board and management team that has a track record of delivering significant shareholder value and vote “FOR” proposal 3 today.

Thank you for your ongoing support of Ventas.

Sincerely,

The Executive Compensation Committee of the Board of Directors of Ventas, Inc.

Jay M. Gellert (Chair), Richard I. Gilchrist, Roxanne M. Martino, James D. Shelton